                                                                     EXHIBIT 4.7

   SUMMARY OF THE SHANGHAI COMMERCIAL BUILDING ADVANCE SALE CONTRACTS BETWEEN SHANGHAI ZHANGJIANG JI CHENG DIAN LU INDUSTRIAL AREA DEVELOPMENT CO., LTD.
                           AND ENTITIES OF 51JOB, INC.

Party A (Seller):   Shanghai Zhangjiang Ji Cheng Dian Lu Industrial Area
                    Development Co., Ltd.
Address:            Shanghai Zhangjiang High Tech Park, No. 3000 Longdong Blvd.
Postal Code:        201203

Party B (Buyers):   Qianjin Network Information Technology (Shanghai) Co., Ltd.
                    Shanghai Wang Cai Advertising Co., Ltd.
                    Wang Jin Information Technology (Shanghai) Co., Ltd.
Address:            21st Floor, Wenxin Newspaper Plaza, No. 755 Wei Hai Road
Postal Code:        200041

Date:               December 31, 2005

Party A and Party B hereby agree to enter into this contract for the advance sale of a commercial building in Capital of Leaders (East District) by Party A to Party B.

- Party A has received the land right use to the piece of land at Pudong New Area 1481700150005021 through its ownership. The land use right and real estate development right have been properly obtained and registered. Registration No.: Pu 2004132389, with land size of 222,318.40 square meters for the usage of technical research.

      The commercial building is located at Capital of Leaders (East District) and the structure is made of armored concrete. The constructed building shall have 3 floors above ground and no floors below ground.

      The above mentioned commercial building shall be subject to the advance sale provisions of the Real Estate Transfer Measure of Shanghai. The advance sale has been authorized by the Shanghai Pudong New Area Construction Bureau. (Advance Sale Approval No.: Pudong New Area (2005) Yu Zi No. 0000723)

- Party B has purchased from Party A the building located at Room 101 and Room 102 (multi-story), 1st Floor, Building 3, Building 4, Building 5 and Building 6, No. 1387 Zhang Dong Road, Capital of Leaders (East District) (hereinafter referred to as the "Building"). The government has authorized the usage of the building for office work.

      Party A's temporary measurement of the constructed floorage of the Building is 12,636.93 square meters, of which the interior is 11,723.84 square meters and public use is 913.09 square meters. The Building's constructed height is 4.50, 3.90 meters.

- Party B has purchased the Building at a unit price (not including decoration cost) of RMB 9,000.00 yuan (nine thousand yuan) per constructed square meter.

      According to Party A's temporary measurement of the constructed floorage of the Building, the aggregate purchase price is preliminarily set at RMB 113,732,370.00 yuan (one hundred thirteen million, seven hundred thirty two thousand, three hundred and seventy yuan).

- The aggregate purchase price (excluding decoration and equipment expenses) paid by Party B includes the price of the Building and the land use right associated with the Building. Except in the case that the temporary measurement differs from the as-measured constructed floorage of the Building, the aggregate purchase price set forth in this contract shall be unchanged.

- If Party B does not make payment according to the schedule and timing set forth in this contract, then Party B shall pay a penalty to Party A in the amount of 0.05% of the outstanding balance for each day after the due date. The penalty shall be calculated starting the second day after the due date until full payment is received. If the payment has been overdue for more than 30 days, Party A can choose the following course of action.

      In addition to paying interest (the interest rate shall be determined according to the similar duration for deposits with the People's Bank of China), Party B shall pay the penalty to Party A and the duties of the contract will continue to be performed. If the payment has been overdue for more than 60 days, Party A has the right to terminate this contract and to deduct the penalty and interest from the payments already made by Party B to Party A. The remaining balance shall then be returned to Party
      B. If the payments already made by Party B to Party A are not sufficient to settle the penalty and interest, then Party B shall pay Party A within five days of receiving written notice (hereinafter referred to as the "Notice of Termination Period") from Party A. During the Notice of Termination Period, if the breach of contract continues, the penalty and interest will continue to accrue. If the breach of contract by Party B results in loss to Party A and the loss is greater than the penalty, then Party B shall compensate Party A the difference between the loss and penalty.

- After the signing of this contract, Party A shall not change the construction design plan. If Party A needs to make changes to the design plan, Party A must receive written consent from Party B and relevant government approvals. Party A shall enter into an amendment to this contract with Party B within 15 days of receiving the written consent.

      If Party A does not receive written consent from Party B to change the design plan of the Building, Party B has the right to terminate this contract.

- Party A shall not change the layout of the office park unless it receives written consent from Party B.

      If Party A does not receive written consent from Party B to change the layout of the office park, Party B has the right to request Party A to restore the office park to its original condition. If the office park cannot be restored to its original condition, Party A shall pay to Party B an amount of 5.00% of the aggregate purchase price.

- Party A shall transfer the Building to Party B before March 30, 2006 except due to force majeure.

- If Party A does not transfer the Building to Party B in accordance with the terms of this contract, then Party A shall pay a penalty to Party B in the amount of 0.05% of the payments already made to Party A for each day after the due date. The penalty shall be calculated starting the second day after the transfer date until the transfer has occurred. If the transfer has been overdue for more than 30 days, Party B can choose the following course of action:

      Party A shall pay the penalty to Party B and the duties of the contract will continue to be performed. If the transfer has been overdue for more than 60 days, Party B has the right to terminate this contract. In addition to returning the payments already made by Party B with interest (the interest rate shall be determined according to the People's Bank of China for deposits of similar duration as the period from the date of the receipt of the purchase payment to the date of contract termination), Party A shall pay a penalty to Party B (the penalty period shall be calculated from the second day after the transfer date set forth in this contract until Party A has returned the payments from Party B with interest).

- The risk and liability of the Building shall be passed from Party A to Party B following the date of the transfer of the Building. If Party B does not complete the inspection and transfer procedures by the date set forth, Party A shall provide Party B with written notice to do so. If Party B does not complete the inspection and transfer procedures according to the dates set forth in the written notice, then the risk and liability of the Building shall be transferred from Party A to Party B on the second day following the date set forth in the written notice.

- Party A warrants that at the time of the transfer of the Building to Party B, there shall be no mortgage, property right or financial obligation on the Building. If, after the transfer of the Building, the condition is not in accordance with Party A's warranty, then Party A shall be fully responsible.

- At the time that Party A transfers the Building, the Building shall have been deemed adequate following inspection. If the Building's decoration and equipment is not to the standards set forth in this contract, Party B has the right to request compensation from Party A in the amount of one time the difference in the value between the actual condition and the decoration and equipment standards. If the mainframe of the Building is not in accordance with this contract, Party B has the right to terminate the contract.

      If the Parties' negotiations on the standards result in a dispute, a qualified construction, engineering and testing organization shall be appointed and provide a written appraisal to set the standards.

- After the transfer of the Building, if Party B believes that the mainframe of the Building is not adequate, Party B may appoint a qualified construction, engineering and testing organization to assess the Building. Following inspection, if the mainframe is not adequate, Party B has the right to terminate the contract.

- If the Building transferred by Party A has other construction quality problems, in addition to Party B having the right to request Party A to repair the Building at no cost during the warranty period, Party A shall compensate Party B in the amount of one time the repair cost.

      If the Parties' negotiations on the other construction quality problems result in a dispute, a qualified construction, engineering and testing organization shall be appointed and provide a written appraisal to set the standards.

- If Party B wishes to terminate the contract according to the provisions of this contract, Party B shall provide written notice to Party A. Within 15 days of receiving the written notice from Party B, Party A shall return all of the payments made by Party B (including interest which shall be determined according to the similar duration for deposits with the People's Bank of China) and compensate Party B in an amount equal to 5.00% of the aggregate purchase price, which shall be paid at the same time the payments are returned to Party B.

      The payments already made by Party B to Party A described above and in other provisions of this contract shall include the payments made directly by Party B and through loans received by Party B to make the building payments.

- According to this contract, if Party A or Party B wishes to terminate the contract, the other Party shall pay a breach of contract penalty. The penalty amount shall be determined as set forth in this contract and may be deducted from any compensation payment.

- If Party A or Party B has a dispute regarding the other Party's request to terminate this contract, within 15 days of the receipt of the written notice to terminate this contract from the other Party, the Parties shall select the court of law of the People's Republic of China to resolve the dispute and determine the effectiveness of the contract.

- From the date of the transfer of the inspected Building, Party A shall be responsible for maintenance of the Building. The Parties shall determine the maintenance area and maintenance period according to the Construction and Engineering Quality Management Statute and the Shanghai Real Estate Transfer Measure and as set forth in this contract.

- The Building that Party B has purchased and the land use right associated with the Building cannot be separated. Party A has entered into a contract with the Shanghai Pudong New Area Land Development Company for the land use right from the date the property right for the Building was received. The assignment of the right, duties and responsibility shall be passed to Party B.

- This contract allows Party B to possess the rights and interests of the Building. Party B may transfer or mortgage the property according to law. Party A will assist Party B if Party B shall lawfully seek such a right.

- The Parties must provide written notice to the other Party through registered mail or other direct delivery methods to the mailing address set forth in this contract, or the most recent address provided to the other Party in accordance to the method set forth in this contract, to deliver any documents, responses and other communications according to the terms of this contract. If written notice is delivered through registered mail, it shall be designated received on the tenth day after mailing. If through direct delivery, it shall be designated received when the mail has been signed for by the other Party.

- Each party shall be responsible for its respective tax payments related to the sale and purchase of the Building.

- When both Parties enter into this contract, each Party clearly understands its respective rights and duties and shall execute the contract in accordance to the terms of this contract. If one Party breaches this contract, the other Party has the right to seek compensation according to the terms of this contract.

- There are six counterparts to this contract, all of which shall have the same force. Party A and Party B shall each hold three counterparts.